Stereotaxis Reports 2013 Fourth Quarter and Full Year Financial Results

     -Announces Distribution Partnership in Japan--Significantly Increases Working Capital by Year End--Reduces Cash Burn for FY2013 to Record Low of $6.3 Million--Achieves Lowest Reported Full Year Operating Loss of $8.8 Million --Reconfirms Commitment to Technology Advancements--Hosts Conference Call Today at 4:30 p.m. Eastern Time-

ST. LOUIS, MO, February 25, 2014—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the fourth quarter and full year ended December 31, 2013.

Management Comments

“We are very encouraged by the health of Stereotaxis today – leaner, financially stronger and poised to further revolutionize the delivery of care in the electrophysiology (EP) catheter laboratory,” said William C. Mills, Stereotaxis Chief Executive Officer. “Over the course of 2013, we effectively transformed our balance sheet, raising $21.9 million in new, permanent capital and eliminating short-term debt obligations, which reduced the principal of our total debt by $17.1 million. At the same time, we continued to demonstrate intelligent capital stewardship during the year, reporting the lowest full year cash burn and operating loss since our initial public offering in 2004.”

Mr. Mills continued, “While we were challenged to achieve targeted top line results in 2013, we believe we have significant growth opportunities ahead. As we announced today, we have completed an agreement with two strong, experienced Japanese companies to begin immediate commercialization of our Niobe® technology in Japan. Furthermore, enthusiasm around our Vdrive™ with V-Sono™ ICE catheter manipulator continues to build in the U.S., the result of strategic, customer-centric capital selling and clinical adoption efforts.

“A firmer financial footing enables us to redirect our energies to meaningful technological innovations that not only will lead the EP market in safety and operator efficiencies, but will deliver the highest quality patient outcomes possible, which is our ultimate goal. I am proud to lead an organization of enormously dedicated, creative people and am confident in the inherent strengths of our robotic platform to illuminate a path for the future of interventional cardiac electrophysiology.”

Fourth Quarter Financial Results

Revenue for the fourth quarter of 2013 totaled $9.1 million, compared to $12.2 million in the prior year fourth quarter, a 25.7% decline. System revenue was $2.7 million, compared to $5.6 million in the

2012 fourth quarter. The Company recognized revenue of $2.3 million on three Niobe ES systems and one ES upgrade, $0.1 million on one Vdrive system and $0.3 million in Odyssey® system sales in the fourth quarter 2013. Recurring revenue was $6.3 million in the quarter compared to $6.6 million in the prior year fourth quarter. Procedures declined 11% from the same quarter last year but improved 5% sequentially.

The Company generated new capital orders of $3.9 million, which includes three Niobe ES orders, one ES upgrade, three Vdrive orders and three Odyssey system orders, compared to $4.2 million in the fourth quarter of 2012. Ending capital backlog for the 2013 fourth quarter was $6.8 million.

Gross margin in the quarter was $6.2 million, or 68.7% of revenue, versus $7.9 million, or 65.0% of revenue, in the fourth quarter of 2012. Operating expenses in the fourth quarter were $8.7 million compared to $8.8 million in the prior year quarter.

Operating loss in the fourth quarter was $(2.4) million, compared to $(0.9) million in the prior year quarter. Interest expense improved to $0.9 million from $2.0 million in the fourth quarter of 2012 with the extinguishment of the Company’s convertible debentures.

The net loss for the 2013 fourth quarter was $(4.0) million, or $(0.23) per share, compared to a net loss of $(4.3) million, or $(0.55) per share, reported in the fourth quarter of 2012. Excluding mark-to-market warrant revaluation and amortization of convertible debt discount, the fourth quarter 2013 adjusted net loss would have been $(3.3) million, or $(0.19) per share, and the fourth quarter 2012 adjusted net loss would have been $(2.3) million, or $(0.29) per share. The weighted average diluted shares outstanding for the fourth quarters of 2013 and 2012 totaled 17.2 million and 7.8 million, respectively.

Cash burn for the fourth quarter of 2013 was $1.4 million, compared to $0.1 million for the fourth quarter of 2012.

Full Year Financial Results

Revenue for the full year ended December 31, 2013 was $38.0 million compared to $46.6 million for the full year 2012. System revenue in 2013 was $12.7 million on nine Niobe ES system sales, and recurring revenue was $25.3 million. This compares to $19.7 million and $26.9 million for system and recurring revenues, respectively, during 2012. Utilization companywide declined 11% compared to last year.

Gross margin in the full year 2013 was $27.0 million, or 71% of revenue, compared with $31.8 million, or 68% of revenue, in 2012. Operating expenses for 2013 were $35.9 million, a 15% reduction compared to $42.4 million in 2012.

Operating loss was $(8.8) million, the lowest full year operating loss reported since the Company’s initial public offering in 2004 and a 16.8% improvement from the prior year.

Interest expense in full year 2013 increased to $12.6 million, compared to $6.9 million in the prior year, primarily related to a one-time, non-cash expense in the third quarter as a result of the extinguishment of the Company’s convertible debt.

The 2013 full year results included $53.9 million of charges reported as other expense and interest expense, related to a non-cash, mark-to-market adjustment and amortization of convertible debt discount as a result of transactions with convertible note holders and other equity investors. Including these charges, the net loss for the full year 2013 was $(68.8) million, or $(5.95) per share, compared to a net loss of $(9.2) million, or $(1.33) per share, reported for full year 2012. Excluding these charges, the net loss for 2013 would have been $(14.9) million, or $(1.29) per share. Excluding the mark-to-market warrant revaluation and amortization of convertible debt discount related to $18.5 million in financing in 2012, the net loss for 2012 would have been $(16.5) million, or $(2.38) per share. Cash burn for 2013 was $6.3 million, compared to $12.2 million in the prior year, a 48% reduction and the lowest annual reported cash burn since the Company went public.

Financial Position

At December 31, 2013, Stereotaxis had cash and cash equivalents of $13.8 million, compared to $8.4 million at September 30, 2013. During the fourth quarter, the Company received gross proceeds of approximately $10.2 million as a result of a subscription rights offering. At year end, total debt was $18.5 million related to HealthCare Royalty Partners debt. The Company significantly strengthened its balance sheet during the year, improving its cash position by $6 million and eliminating $17.1 million of the principal on total debt since December 31, 2012.

Clinical Update

In January 2014, the Company announced it had completed the clinical trial of its Vdrive™ with V-Loop™ Circular Catheter Manipulator. Results of the 120-patient study, which was conducted at three hospitals in the U.S. and two in Europe, will be included in a 510(k) Premarket Notification the Company intends to submit to the U.S. FDA in the first quarter of 2014.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, February 25, 2014, at 4:30 p.m. Eastern Time, to discuss fourth quarter and full year results. The dial-in number for the conference call is 1-877-941-1427 for domestic participants and 1-480-629-9664 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis' core Epoch™ Solution includes the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., European Union, Canada, China and elsewhere. The V-Sono™ ICE catheter manipulator has received U.S. clearance, and the V-Loop™ circular catheter manipulator will soon be submitted for review by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, the outcome of various shareholder litigation filed against Stereotaxis, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Marty Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com

STEREOTAXIS, INC.
BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2013	2012

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,775,130	$7,777,718
Accounts receivable, net of allowance of $383,077 and $640,183 in
2013 and 2012, respectively	7,558,152	11,570,489
Inventories	4,879,039	5,098,241
Prepaid expenses and other current assets	1,945,206	3,492,067

Total current assets	28,157,527	27,938,515
Property and equipment, net	1,184,589	2,141,923
Intangible assets, net	1,679,486	1,979,320
Long-term receivables	20,431	73,199
Other assets	34,363	32,987

Total assets	$31,076,396	$32,165,944

Liabilities and stockholders' equity (deficit)
Current liabilities:
Current maturities of long-term debt	$49,733	$12,264,490
Accounts payable	3,512,339	3,556,688
Accrued liabilities	7,079,381	5,361,810
Deferred contract revenue	7,519,754	9,502,939
Warrants	5,644,626	2,968,348

Total current liabilities	23,805,833	33,654,275

Long-term debt, less current maturities	18,481,478	16,824,736
Long-term deferred contract revenue	491,080	477,159
Other liabilities	-	-

Stockholders' equity (deficit):
Preferred stock, par value $0.001; 10,000,000 shares authorized, none
outstanding at 2013 and 2012	-	-

Common stock, par value $0.001; 300,000,000 shares authorized,
19,311,390 and 8,018,615 shares issued at 2013 and 2012, respectively	19,311	8,019
Additional paid-in capital	441,888,155	366,053,627
Treasury stock, 4,015 shares at 2013 and 2012	(205,999)	(205,999)
Accumulated deficit	(453,403,462)	(384,645,873)

Total stockholders' equity (deficit)	(11,701,995)	(18,790,226)

Total liabilities and stockholders' equity (deficit)	$31,076,396	$32,165,944

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31,		Dec 31,

	2013	2012	2013	2012

Revenue
System	$2,742,292	$5,590,346	$12,743,218	$19,672,983
Disposables, service and accessories	6,325,734	6,614,563	25,287,863	26,889,451

Total revenue	9,068,026	12,204,909	38,031,081	46,562,434

Cost of revenue
System	1,738,947	2,957,383	6,870,954	9,905,528
Disposables, service and accessories	1,098,197	1,314,942	4,130,347	4,875,527

Total cost of revenue	2,837,144	4,272,325	11,001,301	14,781,055

Gross margin	6,230,882	7,932,584	27,029,780	31,781,379

Operating expenses:
Research and development	1,358,468	1,479,158	5,672,058	8,405,086
Sales and marketing	3,918,565	4,289,088	17,132,093	20,607,999
General and administration	3,377,987	3,044,739	13,066,103	13,394,556

Total operating expenses	8,655,020	8,812,985	35,870,254	42,407,641

Operating loss	(2,424,138)	(880,401)	(8,840,474)	(10,626,262)

Other income (expense)	(689,038)	(1,414,341)	(47,349,378)	8,265,507
Interest income	1,827	2,008	5,800	7,361
Interest expense	(850,859)	(2,023,927)	(12,573,537)	(6,885,033)

Net loss	$(3,962,208)	$(4,316,661)	$(68,757,589)	$(9,238,427)

Net loss per common share:
Basic	$(0.23)	$(0.55)	$(5.95)	$(1.33)
Diluted	$(0.23)	$(0.55)	$(5.95)	$(1.33)

Weighted average shares used in computing net loss per
common share:
Basic	17,235,096	7,819,563	11,554,566	6,944,928
Diluted	17,235,096	7,819,563	11,554,566	6,944,928